CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Valued Advisers Trust. Such references appear in the Statement of Additional Information of Cloud Capital Strategic Long Cap Fund, Cloud Capital Strategic Mid Cap Fund and Cloud Capital Strategic Small Cap Fund, each a separate series in the Valued Advisers Trust, under the heading "Independent Registered Public Accounting Firm."

BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
June 21, 2011